                                                                   EXHIBIT 10.21

--------------------------------------------------------------------------------




                                AMENDED AND RESTATED
                           EXECUTIVE EMPLOYMENT AGREEMENT



                                    by and between



                        ALEXANDRIA REAL ESTATE EQUITIES, INC.,

                               a Maryland corporation,



                                         and



                                   PETER J. NELSON,

                                    an individual




_______________________________________________________________________________

1.   Position and Duties; Location.. . . . . . . . . . . . . . . . . . . . .   1

2.   Term of Employment. . . . . . . . . . . . . . . . . . . . . . . . . . .   2

3.   Compensation, Benefits and Reimbursement. . . . . . . . . . . . . . . .   2
          3.1  Base Salary . . . . . . . . . . . . . . . . . . . . . . . . .   2
               (a)  Minimum Base . . . . . . . . . . . . . . . . . . . . . .   2
               (b)  Earned Base Salary . . . . . . . . . . . . . . . . . . .   2
          3.2  Adjustments in Base Salary. . . . . . . . . . . . . . . . . .   3
          3.3  Discretionary Bonus . . . . . . . . . . . . . . . . . . . . .   3
          3.4  Additional Benefits . . . . . . . . . . . . . . . . . . . . .   3
                    (a)  Officer Benefits. . . . . . . . . . . . . . . . . .   3
                    (b)  Vacation. . . . . . . . . . . . . . . . . . . . . .   4
                    (c)  Life and Disability Insurance . . . . . . . . . . .   4
                    (d)  Reimbursement for Expenses. . . . . . . . . . . . .   4
                    (e)  Withholding . . . . . . . . . . . . . . . . . . . .   5
4.   Termination of this Agreement . . . . . . . . . . . . . . . . . . . . .   5
          4.1  Termination by Corporation Defined. . . . . . . . . . . . . .   5
                    (a)  Termination Without Cause . . . . . . . . . . . . .   5
                    (b)  Termination For Cause . . . . . . . . . . . . . . .   5
                    (c)  Termination by Reason of Death or
                          Disability . . . . . . . . . . . . . . . . . . . .   6
          4.2  Termination by Officer Defined. . . . . . . . . . . . . . . .   6
                    (a)  Termination Other Than For Good Reason. . . . . . .   6
                    (b)  Termination For Good Reason . . . . . . . . . . . .   6
                    (c)  Termination For Good Reason Following a
                          Change in Control. . . . . . . . . . . . . . . . .   7
          4.3  Effect of Termination . . . . . . . . . . . . . . . . . . . .   9
                    (a)  Termination by Corporation. . . . . . . . . . . . .   9
                         (i)    Termination Without Cause. . . . . . . . . .   9
                         (ii)   Termination For Cause,
                                 Death or Disability . . . . . . . . . . . .   9
                    (b)  Termination by Officer. . . . . . . . . . . . . . .  10
                         (i)    Termination Other Than For Good
                                 Reason. . . . . . . . . . . . . . . . . . .  10
                         (ii)   Termination For Good Reason. . . . . . . . .  10
          4.4  Severance Payment . . . . . . . . . . . . . . . . . . . . . .  10
                    (a)  Definition of "Severance Payment.". . . . . . . . .  10

                    (b)  Other Severance Benefits. . . . . . . . . . . . . .  11
                    (c)  Full Settlement of All Obligations. . . . . . . . .  11
                    (d)  Change in Control . . . . . . . . . . . . . . . . .  11
          4.5  Gross-Up. . . . . . . . . . . . . . . . . . . . . . . . . . .  13
          4.6  Offset. . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

5.   Noncompetition/Nonsolicitation. . . . . . . . . . . . . . . . . . . . .  14

6.   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          6.1  Payment Obligations . . . . . . . . . . . . . . . . . . . . .  14
          6.2  Confidentiality . . . . . . . . . . . . . . . . . . . . . . .  15
          6.3  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          6.4  Entire Agreement; Modifications . . . . . . . . . . . . . . .  15
          6.5  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
          6.6  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          6.7  Arbitration . . . . . . . . . . . . . . . . . . . . . . . . .  16
          6.8  Severability. . . . . . . . . . . . . . . . . . . . . . . . .  17
          6.9  Survival of Corporation's Obligations . . . . . . . . . . . .  17
          6.10  Survival of Certain Rights and Obligations . . . . . . . . .  17
          6.11  Counterparts . . . . . . . . . . . . . . . . . . . . . . . .  18
          6.12  Indemnification. . . . . . . . . . . . . . . . . . . . . . .  18

                                AMENDED AND RESTATED
                           EXECUTIVE EMPLOYMENT AGREEMENT

          THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this
"Agreement") is entered into as of the      day of February, 1998, effective
the 1st day of January, 1998 (the "Effective Date"), by and between ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation (the "Corporation"), and PETER J. NELSON, an individual (the "Officer") (hereinafter, Corporation and Officer will be referred to collectively as the "Parties"), to read as follows:

                                       RECITAL

          WHEREAS, Corporation desires to employ Officer as its Chief Financial Officer, Treasurer and Secretary, and Officer is willing to accept such employment by Corporation, on the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.        POSITION AND DUTIES; LOCATION.

          During the Term (as defined in Paragraph 2 below) of this Agreement Officer agrees to be employed by and to serve Corporation as its Chief Financial Officer, Treasurer, Secretary, and Senior Vice President Administration or in such other capacity consistent with the Officer's current position as senior executive officer as may be determined by the Board of Directors of the Corporation (the "Board"). Corporation agrees to employ and retain Officer in such capacities. Officer shall devote such of his full business time, energy, and skill to the affairs of Corporation as shall be necessary to perform the duties of such positions. Officer shall report to the Chief Executive Officer of the Corporation or such other officer as the Chief Executive Officer shall direct with the approval of the Board, and at all times during the Term shall have powers and duties at least commensurate with his position as a senior executive officer. Officer shall be based at the principal executive offices of Corporation in the Los

Angeles, California metropolitan area, except for required travel on Corporation's business.

2.        TERM OF EMPLOYMENT.

          The term (the "Term") of this Agreement shall be for a period commencing on the Effective Date and ending on December 31, 1998 (the "Termination Date"), unless terminated earlier pursuant to this Agreement (the "Early Termination Date"); PROVIDED, HOWEVER, that commencing on December 31, 1998 and on each subsequent anniversary thereof, the Term shall be automatically extended for one (1) additional year unless, no later than ninety (90) days before such date, either party shall have given written notice to the other that it does not wish to extend the Term of this Agreement. References herein to the Term shall refer to both the initial Term and any such extended Term.

3.        COMPENSATION, BENEFITS AND REIMBURSEMENT.

          3.1 BASE SALARY. During the Term, Officer shall be entitled to the following base salary:

               (a) MINIMUM BASE. During the Term and subject to the terms and conditions set forth herein, Corporation agrees to pay to Officer an annual "Base Salary" of One Hundred Seventy Five Thousand Dollars ($175,000), or such other amount as may from time-to-time be determined by Corporation. Unless otherwise agreed in writing by Officer and Corporation, and subject to Subparagraph (b) below, the base salary shall be payable in substantially equal semimonthly installments in accordance with the standard policies of Corporation in existence from time-to-time.

               (b) EARNED BASE SALARY. For purposes of any early termination of this Agreement as provided in Paragraph 4 below, the term "Earned Base Salary" shall mean all semimonthly installments of the Base Salary which have become due and payable to Officer pursuant to this Paragraph 3.1, together with any partial monthly installment prorated on a daily basis up to and including the applicable Termination Date.

          3.2 ADJUSTMENTS IN BASE SALARY. Officer's Base Salary shall be reviewed for the possibility of adjustments no less frequently than on each anniversary of the Effective Date during the Term by the Board (or such committee as may be appointed by the Board for such purpose); PROVIDED, HOWEVER, that the first such review shall take place as soon as practicable following the end of the Corporation's 1997 fiscal year. The Base Salary payable to Officer may be increased on each such date (and such other times as the Board or a committee of the Board may deem appropriate during the
Term) to an amount determined by the Chief Executive Officer with the concurrence of the Board (or a committee of the Board). Each such new Base Salary shall become the base for each successive year increase. Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligations of Corporation hereunder and, once established at an increased specified rate, Officer's Base Salary shall not be reduced unless Officer otherwise agrees in writing.

          3.3 DISCRETIONARY BONUS. During the Term if Officer is in good standing as finally determined by the Chief Executive Officer with the concurrence of the Board (or a committee of the Board), the Officer may be eligible for a performance bonus. Officer may be eligible to receive a discretionary bonus for each fiscal year of Corporation (or portion thereof) during the Term, with the actual amount of any such bonus to be determined by the Chief Executive Officer with the concurrence of the Board (or a committee of the Board) based upon an evaluation of the Corporation's and Officer's performance during such year and such other factors and conditions as the Chief Executive Officer with the concurrence of the Board (or a committee of the Board) deems relevant. Any such bonus shall be payable within one hundred and twenty (120) days after the end of Corporation's fiscal year to which such bonus relates.

          3.4 ADDITIONAL BENEFITS. During the Term, Officer shall be entitled to the following additional benefits:

               (a) OFFICER BENEFITS. During the Term, Officer shall be eligible to participate in such Corporation's benefit and deferred compensation plans as are made available to executive officers of Corporation in accordance with the terms and conditions of such plans, including, without limitation, Corporation's stock incentive plans, annual incentive compensation plans, profit sharing/pension plans, deferred compensation plans, annual physical examinations, dental, vision, sick pay, disability, and medical plans, personal catastrophe and accidental death insurance plans, financial planning and automobile arrangements, retirement plans and supplementary executive retirement plans, if any. During the Term, Corporation shall pay one hundred percent (100%) of Officer's medical premiums under Corporation's medical plan and any other welfare benefit plans for which Officer qualifies that are in existence from time-to-time.

               (b) VACATION. During the Term, Officer shall be entitled to up to three (3) weeks of paid vacation annualized during each calendar year during the Term and any extensions thereof, prorated for partial years. Accrued vacation not taken during any calendar year may be carried forward to subsequent years; PROVIDED, THAT Officer may not accrue more than six (6) weeks of unused vacation at any time.

               (c) LIFE AND DISABILITY INSURANCE. During the Term, Corporation shall, at its sole cost and expense, procure and keep in effect term life insurance on the life of Officer, payable to such beneficiaries as Officer may from time-to-time designate, in the aggregate amount of One Million Dollars ($1,000,000). Such policy shall be owned by Officer or by a member of his immediate family. Corporation shall have no incidents of ownership therein.

                During the Term, Corporation shall, at its sole cost and expense, procure and keep in effect disability insurance, payable to Officer in an annual amount not less than sixty percent (60%) of Officer's then existing Base Salary ("Disability Policy"). For purposes of this Agreement, "Permanent Disability" shall have the same meaning as is ascribed to such terms in the Disability Policy (including the COBRA Disability Policy) covering Officer at the time of occurrence of such Permanent Disability.

               (d) REIMBURSEMENT FOR EXPENSES. During the Term, Corporation shall reimburse Officer for all reasonable out-of-pocket business and/or entertainment expenses incurred by Officer for the purpose of and in connection with the performance of his services pursuant to this Agreement. Officer shall be entitled to such reimbursement upon the presentation by Officer to Corporation of vouchers or other statements itemizing such expenses in reasonable detail consistent with Corporation's then existing policies. In addition, Officer shall be entitled to reimbursement for (i) dues and membership fees in professional organizations and/or industry associations in which Officer is currently a member or becomes a member, and (ii) appropriate industry seminars and mandatory continuing education.

               (e) WITHHOLDING. Compensation and benefits paid to Officer under this Agreement shall be subject to applicable federal, state and local wage deductions and other deductions required by law.

4.        TERMINATION OF THIS AGREEMENT.

          4.1    TERMINATION BY CORPORATION DEFINED.

               (a) TERMINATION WITHOUT CAUSE. Subject to the provisions set forth in Paragraph 4.3 below, "Termination Without Cause" shall constitute any termination by Corporation other than termination for Cause (as defined in Paragraph 4.1(b) below) or by reason of Officer's death or Disability (as defined in Paragraph 4.1(c) below).

               (b) TERMINATION FOR CAUSE. Subject to the provisions set forth in Paragraph 4.3 below, prior to the Termination Date, Corporation shall have the right to terminate this Agreement for Cause immediately after written notice has been delivered to Officer, which notice shall specify the reason for and the effective date of such Termination (which date shall be the applicable Early Termination Date). For purposes of this Agreement, "Cause" shall mean the following:

     (i) Officer's Material breach, repudiation or failure to comply with or perform any of the terms of this Agreement, any of Officer's duties, or any of Corporation's policies or procedures (including without limitation any such policies or procedures relating to conflicts of interests or standards of business conduct) or deliberate interference with the compliance by any other employee of Corporation with any of the foregoing;

     (ii) The conviction of Officer for, or pleading by Officer of no contest (or similar plea) to, fraud, embezzlement, misappropriation of assets, malicious mischief, or any felony, other than a crime for which vicarious liability is imposed upon Officer solely by reason of Officer's position with Corporation and not by reason of Officer's conduct;

     (iii) Any other act, omission, event or condition constituting cause for the discharge of any employee under applicable law.

          Before terminating the Agreement pursuant to this Paragraph 4.1(b), Corporation first shall have given Officer written notice specifying the nature of the breach, repudiation or failure to comply and thirty (30) days thereafter in which to cure such breach, repudiation or failure to comply, and Officer shall have failed to cure. For purposes of this Paragraph 4.1(b), "Material" shall mean a breach, repudiation or failure that the Board determines has resulted in material injury to Corporation.

               (c) TERMINATION BY REASON OF DEATH OR DISABILITY. Subject to the provisions set forth in Paragraph 4.3 below, prior to the Termination Date, Corporation shall have the right to terminate this Agreement by reason of Officer's death or if Officer is unable to work by reason of disability for 180 days during any 365 day period, for disability ("Disability").

          4.2    TERMINATION BY OFFICER DEFINED.

               (a) TERMINATION OTHER THAN FOR GOOD REASON. Subject to the provisions set forth in Paragraph 4.3 below, Officer shall have the right to terminate this Agreement for any reason other than for Good Reason (as defined in Paragraph 4.2(b) below), at any time prior to the Termination Date, upon written notice delivered to Corporation thirty (30) days prior to the effective date of termination specified in such notice (which date shall be the applicable Early Termination Date).

               (b) TERMINATION FOR GOOD REASON. Subject to the provisions of Paragraph 4.3 below, Officer shall have the right to terminate this Agreement prior to the Termination Date in the event of the material breach of this Agreement by Corporation, if such breach is not cured by Corporation within thirty (30) days after written notice thereof specifying the nature of such breach has been delivered to Corporation, or, following a Change in Control (as defined in Paragraph 4.4(d) below), under the circumstances set forth in Paragraph 4.2(c) below. For purposes of this Agreement, termination of this Agreement by Officer in the event of Corporation's material breach of this Agreement in accordance with the provisions of this Paragraph 4.2(b) shall be defined as termination by Officer for "Good Reason."

               (c) TERMINATION FOR GOOD REASON FOLLOWING A CHANGE IN CONTROL. Following a Change in Control (as defined in Paragraph 4.4(d) below), "Good Reason" shall mean, without Officer's express written consent, a material breach of this Agreement by Corporation, including the occurrence of any of the following circumstances, which breach is not fully corrected within thirty (30) days after written notice thereof specifying the nature of such breach has been delivered to Corporation:

          (i) the assignment to Officer of any duties inconsistent with the position in Corporation that Officer held immediately prior to the Change in Control, or an adverse alteration in the nature or status of Officer's responsibilities from those in effect immediately prior to such change;

          (ii) a reduction by Corporation in Officer's annual base salary as in effect on the date hereof or as the same may be increased from time-to-time;

          (iii) the relocation of Officer's offices to a location outside the Los Angeles metropolitan area (or, if different, the metropolitan area in which such offices are located immediately prior to the Change in Control), or Corporation's requiring Officer to travel on Corporation's business to an extent not substantially consistent with Officer's business travel obligations immediately prior to the Change in Control;

          (iv) the failure by Corporation to pay Officer any portion of his current compensation except pursuant to an across-the-board compensation deferral similarly affecting all officers of Corporation and all officers of any person whose actions resulted in a Change in Control or any person affiliated with Corporation or such person, or to pay Officer any portion of an installment of deferred compensation under any deferred compensation program of Corporation, within seven
     (7) days of the date such compensation is due;

          (v) the failure by Corporation to continue in effect any compensation plan in which Officer participates immediately prior to the Change in Control which is material to Officer's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Corporation to continue Officer's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of participation relative to other participants, as existed at the time of the Change in Control;

          (vi) the failure by Corporation to continue to provide Officer with benefits substantially similar to those under any of Corporation's life insurance, medical, health and accident, or disability plans in which Officer was participating at the time of the Change in Control, the taking of any action by Corporation which would directly or indirectly materially reduce any of such benefits or deprive Officer of any material fringe benefit enjoyed by him at the time of the Change in Control, or the failure by Corporation to provide Officer with the number of paid vacation days to which he is entitled in accordance with Corporation's normal vacation policy in effect at the time of the Change in Control; or

          (vii) the failure of Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

          Officer's right to terminate Officer's employment for Good Reason shall not be affected by Officer's incapacity due to physical or mental illness. Officer's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

          4.3 EFFECT OF TERMINATION. In the event that this Agreement is terminated by Corporation or Officer prior to the Termination Date in accordance with the provisions of this Paragraph 4, the obligations and covenants of the Parties under this Agreement shall be of no further force and effect, except for the obligations of the Parties set forth below in this Paragraph 4.3, and such other provisions of this Agreement which shall survive termination of this Agreement as provided in Paragraph 6.10 below. Except as otherwise specifically set forth, all amounts due upon termination shall be payable on the date such amounts would otherwise have been paid had the Agreement continued through its Term; PROVIDED, HOWEVER, that Deferred Amounts (as defined in Paragraph 4.3(a)(i) below) shall be payable within thirty (30) days following the Early Termination Date. In the event of any such early termination in accordance with the provisions of this Paragraph 4.3, Officer shall be entitled to the following:

               (a)    TERMINATION BY CORPORATION.

          (i) TERMINATION WITHOUT CAUSE. In the event that Corporation terminates this Agreement without Cause pursuant to Paragraph 4.1(a) above, Officer shall be entitled to (i) Earned Base Salary; (ii) earned benefits and reimbursable expenses; (iii) any earned bonus which Officer has been awarded pursuant to the terms of this Agreement or any other plan or arrangement as of the Early Termination Date, but which has not been received by Officer as of such date; (iv) any compensation earned but deferred ("Deferred Amounts"); and (v) the Severance Payment (as defined in Paragraph 4.4 below).

          (ii) TERMINATION FOR CAUSE, DEATH OR DISABILITY. In the event that Corporation terminates this Agreement for Cause pursuant to Paragraph 4.1(b) above or by reason of Disability or death pursuant to Paragraph 4.1(c) above, Officer shall be entitled to (i) Earned Base Salary; (ii) any earned bonus which Officer has been awarded pursuant to the terms of this Agreement or any other plan or arrangement as of the Early Termination Date, but which has not been received by Officer as of such date; (iii) earned benefits and reimbursable expens-es; and (iv) any Deferred Amounts. Officer shall not be entitled to any future annual bonus or Severance Payment.

               (b)    TERMINATION BY OFFICER.

          (i) TERMINATION OTHER THAN FOR GOOD REASON. In the event that Officer terminates this Agreement other than for Good Reason, Officer shall be entitled to (i) Earned Base Salary; (ii) any earned bonus which Officer has been awarded pursuant to the terms of this Agreement or any other plan or arrangement as of the Early Termination Date, but which has not been received by Officer as of such date; (iii) earned benefits and reimbursable expenses; and (iv) any Deferred Amounts. Officer shall not be entitled to any future annual bonus or Severance Payment.

          (ii) TERMINATION FOR GOOD REASON. In the event that Officer terminates this Agreement for Good Reason, Officer shall be entitled to (i) Earned Base Salary; (ii) earned benefits and reimbursable expenses; (iii) any earned bonus which Officer has been awarded pursuant to the terms of this Agreement or any other plan or arrangement as of the Early Termination Date, but which has not been received by Officer as of such date; (iv) any Deferred Amounts; and
     (v) the Severance Payment (as defined in Paragraph 4.4 below).

          4.4    SEVERANCE PAYMENT.

               (a) DEFINITION OF "SEVERANCE PAYMENT." For purposes of this Agreement, the term "Severance Payment" shall mean a lump sum amount (payable within ten (10) days following such termination) equal to the sum of (i) the Base Salary otherwise payable to Officer during the remainder of the Term had such early termination of this Agreement not occurred ("Severance Period") and
(ii) Officer's target bonus as determined by the Board (or a Committee of the Board) as of the date of termination (or if such target has not yet been determined, the average of the annual bonuses earned by Officer in the two (2) years immediately preceding the date of termination (or if there are less than two (2) years immediately preceding such date, an amount equal to the immediately preceding bonus earned)) (the "Average Bonus"); PROVIDED, HOWEVER, that in the event that, following a Change in Control (as defined in Paragraph 4.4(d) below), Officer terminates this Agreement for Good Reason pursuant to Paragraph 4.2(b) above, the term "Severance Payment" shall mean three (3) times the sum of the Base Salary otherwise payable during the Severance Period and the Average Bonus.

               (b) OTHER SEVERANCE BENEFITS. In the event that Officer is entitled to any Severance Payment pursuant to Paragraph 4.3 above, he shall also be entitled to full and immediate vesting of any awards granted to Officer under Corporation's stock option or incentive compensation plans.

               (c) FULL SETTLEMENT OF ALL OBLIGATIONS. Officer hereby acknowledges and agrees that any Severance Payment paid to Officer hereunder shall be conditioned upon full and complete settlement of all obligations of Corporation under this Agreement.

               (d) CHANGE IN CONTROL. For purposes of this Agreement, "Termination Upon a Change in Control" shall mean a termination of Officer's employment with Corporation following a "Change in Control" by Officer for Good Reason or by Corporation Other Than for Cause. A "Change in Control" shall be deemed to have occurred if:

                    (i) Any Person, as such term is used in section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time-to-time (the "Exchange Act"), as modified and used in sections 13(d) and 14(d) thereof, (other than (A) the Corporation or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, or (E) a person or group as used in Rule 13d-1(b) under the Exchange Act) is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its affiliates other than in connection with the acquisition by the

Corporation or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstanding securities; or

                    (ii) The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

                    (iii) There is consummated a merger or consolidation of the Corporation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any subsidiary of the Corporation, at least seventy-five percent (75%) of the combined voting power of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its affiliates other than in connection with the acquisition by the Corporation or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstanding securities; or

                    (iv) The stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation's assets to an entity, at least seventy-five (75%) of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

          4.5 GROSS-UP. If any of the Total Payments (as hereinafter defined) will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (the "Excise Tax"), Corporation shall pay to Officer, no later than the tenth
(10th) day following the Early Termination Date, an additional amount (the "Gross-Up Payment") such that the net amount retained by him, after deduction of any Excise Tax on the Total Payments and any federal, state and local income tax and excise tax upon the payment provided for by this Paragraph, shall be equal to the Total Payments. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all payments or benefits received or to be received by Officer in connection with a Change in Control or the termination of Officer's employment (whether payable pursuant to the terms of this Agreement or of any other plan, arrangement or agreement with Corporation, its successors, any person whose actions result in a Change in Control or any person affiliated (or which, as a result of the completion of the transactions causing a Change in Control, will become affiliated) with Corporation or such person within the meaning of Section 1504 of the Code (the "Total Payments")) shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel selected by Corporation's independent auditors and reasonably acceptable to Officer, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, and all "excess parachute payments" (within the meaning of Section 280G(b)(1) of the Code) shall be treated as subject to the Excise Tax, unless in the opinion of such tax counsel such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code, or are not otherwise subject to the Excise Tax, and (ii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Corporation's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Officer shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the residence of Officer on the Early Termination Date, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

          4.6 OFFSET. Although Officer shall not be required to mitigate damages under this Agreement by seeking other comparable employment or otherwise, the amount of any payment or benefit provided for in this Agreement, including, without limitation, welfare benefits, shall be reduced by any compensation earned by or provided to Officer as the result of employment by an employer other than Corporation prior to the expiration of the Term; PROVIDED, HOWEVER, that such offset under this Paragraph 4.6 shall not apply in the event of a Termination Upon a Change in Control.

5.        NONCOMPETITION/NONSOLICITATION.

          During the Term of this Agreement, including the period, if any, with respect to which Officer shall be entitled to Severance Payments, Officer shall not (i) engage in any activity competitive with the business of Corporation or (ii) solicit any employee of the Corporation (or its affiliates) to work for any business, individual, partnership, firm, corporation or other entity then in competition with the business of the Corporation (or any of its affiliates).

6.        MISCELLANEOUS.

          6.1 PAYMENT OBLIGATIONS. Corporation's obligation to pay Officer the compensation and to make the arrangements provided herein shall be unconditional, and Officer shall have no obligation whatsoever to mitigate damages hereunder. If arbitration after a Change in Control shall be brought to enforce or interpret any provision contained herein, Corporation shall, to the extent permitted by applicable law and Corporation's

Charter and By-Laws, indemnify Officer for Officer's reasonable attorneys' fees and disbursements incurred in such arbitration.

          6.2 CONFIDENTIALITY. Without limiting the scope of the Agreement Regarding Proprietary Information between the Parties, dated as of December 30, 1997 (the "Proprietary Information Agreement"), Officer agrees that all confidential and proprietary information relating to the business of Corporation shall be kept and treated as confidential both during and after the Term, except as may be permitted in writing by the Board or as such information is within the public domain or comes within the public domain without any breach of this Agreement.

          6.3 WAIVER. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

          6.4 ENTIRE AGREEMENT; MODIFICATIONS. Except as otherwise provided herein, this Agreement (together with the Agreement Regarding Proprietary Information and any other agreements and plans referred to herein) represents the entire understanding among the Parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Officer from Corporation. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

          6.5 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first-class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four
(24) hours after transmission of a facsimile to the respective persons named below:

          If to Corporation:  Alexandria Real Estate Equities, Inc.
                              135 North Los Robles Avenue, Suite 250
                              Pasadena, California  91101

                              Phone:        (626) 578-0777
                              Facsimile:    (626) 578-0770

          If to Officer:      Peter J. Nelson
                              11978 Shonshone Avenue
                              Granada Hills, California 91344
                              Phone:    (818) 368-2465

Any party may change such party's address for notices by notice duly given pursuant hereto.

          6.6 HEADINGS. The Paragraph headings herein are intended for reference only and shall not by themselves determine the construction or interpretation of this Agreement.

          6.7 ARBITRATION. Any dispute arising out of or relating to this Agreement that cannot be settled by good faith negotiation between the Parties shall be submitted to ENDISPUTE for final and binding arbitration pursuant to ENDISPUTE's Arbitration Rules incorporated herein by reference, which arbitration shall take place in Los Angeles, California and shall be the exclusive remedy of the Parties hereto. The resulting arbitration shall be deemed a final order of a court having jurisdiction over the subject matter, shall not be appealable, and shall be enforceable in any court of competent jurisdiction. Submission to arbitration shall not preclude the right of any party hereto involved in a dispute regarding this Agreement (each, a "Disputing Party" and collectively, the "Disputing Parties") to institute proceedings at law or in equity for injunctive or other relief pending the arbitration of a matter subject to arbitration pursuant to this Agreement. Any documentation and information submitted by any party in the arbitration proceeding shall be kept strictly confidential by the Parties and the arbitrator.

          In addition to any other relief or award granted by the arbitrator to either Disputing Party, the arbitrator shall determine the extent to which each Disputing Party has prevailed as to the material issues raised in the arbitration, and, based upon such determination, shall apportion to each Disputing Party its ratable share of (i) the Disputing Parties' reasonable attorneys' fees and other costs reasonably incurred in the arbitration, (ii) the expense of the arbitrator, and (iii) all other expenses of the arbitra-tion; PROVIDED, HOWEVER, that any dispute following a Change in Control shall be governed by the provisions of Paragraph 6.1 above. The arbitrator shall make such determination and apportionment whether or not the dispute proceeds to a final award.

          6.8 SEVERABILITY. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the lawfully permitted.

          6.9 SURVIVAL OF CORPORATION'S OBLIGATIONS. Corporation's obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to Corporation. This Agreement shall not be terminated by any merger or consolidation or other reorganization of Corporation. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the Parties; PROVIDED, HOWEVER, that except as herein expressly provided, this Agreement shall not be assignable either by Corporation (except to an affiliate of the Corporation, in which event Corporation shall remain liable if the affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by Officer.

          6.10 SURVIVAL OF CERTAIN RIGHTS AND OBLIGATIONS. The rights and obligations of the Parties hereto pursuant to Paragraphs 4.3, 4.4, 4.5, 4.6, 5 and 6.1, 6.2, 6.7, 6.10, 6.11 and 6.12 hereof shall survive the termination of this Agreement.

          6.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

          6.12 INDEMNIFICATION. In addition to any rights to indemnification to which Officer is entitled under the Corporation's Charter and By-Laws, Corporation shall indemnify Officer at all times during and after the Term of this Agreement to the maximum extent permitted under Section 2-418 of the General Corporation Law of the State of Maryland or any successor provision thereof and any other applicable state law, and shall pay Officer's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws.

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.

                                        CORPORATION:

                                        ALEXANDRIA REAL ESTATE EQUITIES, INC., a
                                        Maryland corporation


                                        By: /s/ Joel S. Marcus
                                            ---------------------
                                            Joel S. Marcus
                                            Chief Executive Officer


                                        OFFICER:

                                        /s/ Peter J. Nelson
                                        -----------------------
                                        Peter J. Nelson


                                        Date: 5/20/98
                                              ------------